Exhibit 12

BB&T Corporation

Earnings To Fixed Charges

	For the Years Ended December 31,
	2009	2008	2007	2006	2005
	(Dollars in millions)
Earnings:
Income before income taxes	$1,036	$2,079	$2,582	$2,478	$2,471
Plus:
Fixed charges	2,232	3,044	4,068	3,233	2,029
Less:
Dividends/accretion on preferred stock	124	21	—	—	—
Noncontrolling interest	24	10	12	5	4
Capitalized interest	—	2	4	2	1

Earnings, including interest on deposits	3,120	5,090	6,634	5,704	4,495

Less:
Interest on deposits	1,271	1,891	2,620	2,137	1,252

Earnings, excluding interest on deposits	$1,849	$3,199	$4,014	$3,567	$3,243

Fixed Charges:
Interest expense	$2,040	$2,969	$4,014	$3,185	$1,981
Capitalized interest	—	2	4	2	1
Interest portion of rent expense	68	52	50	46	47
Dividends/accretion on preferred stock	124	21	—	—	—

Total Fixed Charges	2,232	3,044	4,068	3,233	2,029

Less:
Interest on deposits	1,271	1,891	2,620	2,137	1,252

Total fixed charges excluding interest on deposits	$961	$1,153	$1,448	$1,096	$777

Earnings to fixed charges:
Including interest on deposits	1.40x	1.67x	1.63x	1.76x	2.22x

Excluding interest on deposits	1.92x	2.77x	2.77x	3.25x	4.17x